EXHIBIT 5.1
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                                                                 August 26, 2003






ABLE LABORATORIES, INC.
6 Hollywood Court
South Plainfield, NJ 07080


    Re:  Able Laboratories, Inc. 2003 Stock Incentive Plan


Ladies and Gentlemen:

     We are familiar with the Registration Statement on Form S-8 (the "S-8 Registration Statement") filed today by Able Laboratories, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The S-8 Registration Statement relates to the proposed offering by the Company of 600,000 shares (the "Shares") of its common stock, $.01 par value, issuable pursuant to the Able Laboratories, Inc. 2003 Stock Incentive Plan (the "Plan").

In arriving at the opinions expressed below, we have examined and relied on the following documents:

     (i)   The Registration Statement;

     (ii) The Restated Certificate of Incorporation, and the Amended and Restated By-Laws of the Company;

     (iii) A copy of the Plan; and

     (iv) The records of meetings and consents of the Board of Directors and stockholders of the Company provided to us by the Company.

     In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such other records, documents and instruments of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below. We have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the original documents of all documents submitted to us as certified or photostatic copies.

     We express no opinion other than as to the General Corporation Law of the State of Delaware.
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Able Laboratories, Inc.
August 26, 2003
Page 2







     Based upon the foregoing, we are of the opinion that:

     1. The Company has corporate power adequate for the issuance of the Shares in accordance with the Plan and the S-8 Registration Statement.

     2. The Company has taken all necessary corporate action required to authorize the issuance and sales of the Shares.

     3. When certificates for the Shares to be issued by the Company pursuant to the Plan have been duly executed and countersigned, and delivered against due receipt of the exercise price for the Shares as described in the options relating thereto and the Plan, the Shares will be legally issued, fully paid and non-assessable.

     This opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect. Please note that we are opining only as to matters expressly set forth herein, and no opinion should be inferred as to any other matters.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                                     Very truly yours,

                                                     FOLEY HOAG LLP


                                                     By /s/ Gerard P. O'Connor
                                                        ----------------------
                                                        A Partner